I

NORTHERN LIGHTS FUND TRUST II

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
North Star Opportunity Fund North Star Dividend Fund North Star Micro Cap Fund North Star Bond Fund	1.00% on assets up to $100 million and then 0.90% thereafter 1.00% 1.00% 0.85%

The parties hereto agree to the terms of this Appendix A effective as of the 19th day of February, 2019.

        NORTHERN LIGHTS FUND TRUST II

By: _/s/ Kevin Wolf

Name: Kevin Wolf

Title: President

NORTH STAR INVESTMENT MANAGEMENT CORP

By:__/s/ Peter Gottlieb

Name: Peter Gottlieb

Title: President